AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT
This Amendment Number Four to Credit Agreement (“Amendment”) is entered into as of February 25, 2013, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), on the one hand, and SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Parent”), SILICON GRAPHICS FEDERAL, INC., a Delaware corporation (“Silicon Federal”; and together with Parent each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”), on the other hand, with reference to the following facts:
A.Borrowers, Agent, and Lenders have previously entered into that certain Credit Agreement, dated as of December 5, 2011 (as amended from time to time, the “Agreement”).
B.    Borrowers have requested that Agent and Lenders make certain amendments to the Agreement as provided for and on the conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and supplement the Agreement as follows:
1.    DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.
2.    AMENDMENTS.
(a)    Schedule C-1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

Lender	Revolver Commitment
Wells Fargo Capital Finance, LLC	$25,000,000
(b)    Schedule 1.1 of the Agreement is amended by deleting clause (a) of the definition of “Borrowing Base” set forth therein in its entirety and replacing it with the following:
(a)    the sum of (i) 85% of the amount of Eligible Domestic Accounts, plus (ii) the lesser of (1) $10,000,000 and (2) 85% of the amount of Eligible Foreign Accounts, plus (iii) the lesser of (1) $5,000,000 and (2) 85% of the amount of Eligible US Government Accounts, less (iv) the amount, if any, of the Dilution Reserve, plus
(c)    Schedule 1.1 of the Agreement is amended by deleting the definition of “Eligible Accounts” set forth therein in its entirety and replacing it with the following:
“Eligible Accounts” means, collectively, Eligible Domestic Accounts, Eligible Foreign Accounts and Eligible US Government Accounts.
(d)    Schedule 1.1 of the Agreement is amended by adding the following definition of “Eligible US Government Accounts” as set forth below in proper alphabetical order:

“Eligible US Government Accounts” means any Account (a) that would be an Eligible Domestic Account but for being excluded by virtue of clause (i) of paragraph (g) thereof, and (b) approved in writing by Agent in its Permitted Discretion.
(e)    Schedule 1.1 of the Agreement is hereby amended by deleting the definition of “Financial Covenant Period” set forth therein in its entirety and replacing it with the following:
“Financial Covenant Period” means a period that shall commence on any date (the “Commencement Date”) on which (i) Availability plus Qualified Cash is less than $30,000,000, or (ii) Availability is less than 20% of the Maximum Revolver Amount, or (iii) an Event of Default has occurred, and shall continue until:
(a)    the last day of the second full fiscal quarter after the Commencement Date, and
(b)    the last day of the fiscal quarter in which (i) Availability plus Qualified Cash is at least $30,000,000, and (ii) Availability is at least 20% of the Maximum Revolver Amount, and no Default or Event of Default exists at such time.
(f)    Schedule 1.1 of the Agreement is amended by adding the following definition of “Fourth Amendment Effective Date” as set forth below in proper alphabetical:
“Fourth Amendment Effective Date” means the date on which that certain Amendment Number Four to Credit Agreement, by and among Borrowers, Agent and Lenders, becomes effective in accordance with the terms thereof.
(g)    Schedule 1.1 of the Agreement is amended by deleting the definition of “Maximum Revolver Amount” set forth therein in its entirety and replacing it with the following:
“Maximum Revolver Amount” means $25,000,000, which amount may be increased in accordance with Section 2.15 of the Agreement or decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
(h)    Schedule 1.1 of the Agreement is amended by deleting clause (c) of the definition of “Permitted Acquisition” set forth therein in its entirety and replacing it with the following:
(c)    Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability) immediately prior to and immediately after giving effect to the consummation of the proposed Acquisition,
(i)    Schedule 1.1 of the Agreement is amended by deleting the “.” at the end of clause (p) of the definition of “Permitted Disposition” set forth therein, adding “; and” to the end of clause (p) and adding the following clause (q) set forth below:
(q)    sales, licenses or other dispositions of patents, trademarks, copyrights and other intellectual property in the ordinary course of business so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof (as determined by Borrower in its reasonable discretion), (ii) the assets to be so disposed are not material to the operation of the business of Parent and its Subsidiaries on a consolidated basis, and (iii) Borrowers shall have Availability in an amount equal to or greater than $5,000,000 immediately prior to and immediately after giving effect to the consummation of the proposed disposition as evidenced by an updated Borrowing Base Certificate to be deliver to Agent contemporaneously therewith.

(j)    Schedule 1.1 of the Agreement is amended by deleting clause (e)(2) of the definition of “Permitted Indebtedness” set forth therein in its entirety and replacing it with the following:
(2)     Borrowers have Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability) immediately after giving effect to each such guaranty,
(k)    Schedule 1.1 of the Agreement is hereby amended by deleting the definition of “Permitted Intercompany Advances” set forth therein in its entirety and replacing it with the following:
“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Foreign Subsidiary that is not a Loan Party so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Borrowers have Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability) immediately after giving effect to each such loan.
(l)    Schedule 1.1 of the Agreement is amended by deleting clauses (f) and (l) of the definition of “Permitted Investments” set forth therein in its entirety and replacing them with the following, respectively:
(f)    guarantees permitted under the definition of Permitted Indebtedness, and unsecured guarantees with respect to obligations (which do not constitute Indebtedness) of a Foreign Subsidiary that is not a Loan Party so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Borrowers have Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability) immediately after giving effect to each such guaranty,
(l)    Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party (i) in any other Loan Party (other than capital contributions to or the acquisition of Stock of Parent), or (ii) in a Foreign Subsidiary that is not a Loan Party so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Borrowers have Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability) immediately after giving effect to each such investment in such Foreign Subsidiary,
(m)    Clause (b) and (c) set forth in Section 2.10 of the Agreement are amended by deleting such clauses in their entirety and replacing them with the following, respectively:
(b)    for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Fourth Amendment Effective Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.25% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).
(c)    Audit and appraisal fees and charges, as and when incurred or chargeable, as follows: (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of Loan Parties performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Parent or its Subsidiaries, to establish electronic collateral reporting systems, or to appraise the Collateral, or any portion thereof; provided, however, (x) that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 1 appraisal of the Collateral during such calendar year, and (y) that so long as (1) no Event of Default shall have occurred and be continuing, and (2) the Revolver Usage during any consecutive six-month period is less than $15,000,000, Borrower shall not be obligated to reimburse Agent for more than 1 audit during any calendar year; provided further, however, that if the Revolver Usage during any consecutive six-month period is more than $15,000,000, and so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 2 audits during any calendar year.
(n)    Clause (iii) set forth in Section 4.24 of the Agreement is amended by deleting such clause in its entirety and replacing it with the following:
(iii)   Except as set forth on Schedule 4.24(iii) of the Disclosure Letter, to the knowledge of Parent or any Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries.
(o)    Clause (d) set forth in Section 6.9 of the Agreement is amended by deleting such clause in its entirety and replacing it with the following:
(d)    Parent may make any other Restricted Junior Payments; provided, however, that Borrowers have (i) Availability (x) at all times during the 60 day period immediately before the effective date of each such Restricted Junior Payment as evidenced by the Borrowing Base Certificates delivered during such 60 day period, and (y) immediately after giving effect to each such Restricted Junior Payment, plus (ii) Qualified Cash (x) at all times during the 60 day period immediately before the effective date of each such Restricted Junior Payment, and (y) immediately after giving effect to each such Restricted Junior Payment, in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability); and
(p)    The first proviso of clause (b) set forth in Section 6.11 of the Agreement is amended by deleting such clause in its entirety and replacing it with the following:
provided that the foregoing restriction shall not be applicable to Subsidiaries of the Loan Parties that are CFCs or CFC Holding Companies or with respect to Foreign Accounts so long as Borrower and its Subsidiaries have Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 (of which at least $7,500,000 shall be in the form of Availability);
3.    REPRESENTATIONS AND WARRANTIES. Each Borrower hereby affirms to Agent and Lenders that all of such Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).
4.    NO DEFAULTS. Each Borrower hereby affirms to Agent and Lenders that no Event of Default has occurred and is continuing as of the date hereof.

5.    CONDITIONS PRECEDENT. The effectiveness of this Amendment is hereby conditioned upon receipt by Agent of a fully executed copy of this Amendment from each party hereto.
6.    REAFFIRMATION. Each Borrower hereby acknowledges and reaffirms (i) all of its obligations and duties under the Loan Documents, and (ii) that the Agent, for the ratable benefit of the Lender Group, has and shall continue to have valid, perfected Liens in the Collateral as provided in the Security Agreement.
7.    COSTS AND EXPENSES. Borrowers shall pay to Agent and Lenders all of Agent’s and Lenders’ out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
8.    LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.
9.    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto. This Amendment is a Loan Document and is subject to all the terms and conditions, and entitled to all the protections, applicable to Loan Documents generally.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Robert J. Nikl
Title:	Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC., a Delaware corporation

By:	/s/ Kent Randolph
Title:	Secretary

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Peter Possemato
Title:	Director

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Amendment Number Four